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                                                                   Exhibit 99(a)



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[CMS ENERGY LOGO]                      NEWS RELEASE
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An International Energy company      Tel:  313 436 9253             Tel:  313 436 9253
                                     Fax: 313 436 9321              Fax: 313 436 9321
                                     KELLY M. FARR                  JOHN P. BARNETT
                                     Director of Communications     Public Information Director
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CMS ENERGY WRITES DOWN ITS INVESTMENT IN LOY YANG POWER PLANT

         DEARBORN, Mich., December 11, 2000 -- CMS Energy Corporation (NYSE:CMS) today announced it has written down its entire investment in the Loy Yang Power plant in Australia during the fourth quarter of this year. The write down, which will have the effect of reducing equity by approximately $267 million after taxes and currency translation effects, is a result of the inability to attract a serious purchaser for the plant and the probability of continued unfavorable electric market prices in Victoria, Australia, which determine Loy Yang Power's sales revenue.

         "Writing down our investment in Loy Yang will also result in CMS Energy no longer being required to recognize Loy Yang losses," said Alan M. Wright, CMS Energy's executive vice president, chief financial and administrative officer. "While the write down of Loy Yang will reduce our all-inclusive reported earnings for 2000, it does not change our previous guidance for sustainable earnings for this year and thereafter."

         CMS Energy announced in the first quarter that it planned to sell its 50 percent ownership interest in the 2000 megawatt Loy Yang Power plant and that the price could result in a significant loss. CMS Energy intends to ultimately sell its interest in the plant, but has established no deadline for such a transaction.

         This news release contains "forward-looking statements" that are subject to risks and uncertainties. The words "anticipates", "believes", "estimates", "expects", "intends", and "plans", and variations of such words and similar expressions, are intended to identify forward looking statements. They should be read in conjunction with the "Forward-Looking Statements Cautionary Factors" in CMS Energy's and Consumers' Form 10-K, Item 1 (incorporated by reference herein) that discusses important factors that could cause CMS Energy's and Consumers' results to differ materially from those anticipated in such statements.

         CMS Energy Corporation has annual sales of more than $7 billion and assets of about $15 billion throughout the U.S. and around the world with businesses in electric and natural gas utility operations; independent power production; natural gas pipelines, gathering, processing and storage; oil and gas exploration and production; and energy marketing, services and trading.
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                      For more information on CMS Energy,
                please visit our web site at: www.cmsenergy.com/

Media contacts: Kelly M. Farr, 313/436-9253 or John P. Barnett, 713/989-7556
     Investor Relations contact: CMS Energy Investor Relations, 517/788-2590